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                                                                      EXHIBIT 11

                             APPLIED INNOVATION INC.
              Statement Regarding Computation of Earnings Per Share
               For the three-months ended March 31, 2001 and 2000
                                   (unaudited)

                                                              2001                 2000
                                                         Three-months         Three-months
                                                          ----------           ----------
Weighted average number of common
 Shares outstanding - used for
 computation of basic earnings per share                  15,880,249           15,443,708

Add net shares issuable pursuant to stock
 Option plans less shares assumed
 repurchased at the average market price                     333,299              418,822
                                                          ----------           ----------
Number of shares for computation of
 Diluted earnings per share                               16,213,548           15,862,530
                                                          ==========           ==========

Net income for basic and diluted
 Earnings per share                                       $2,241,695           $1,552,039


Basic earnings per share                                    $   0.14              $  0.10
                                                            ========              =======

Diluted earnings per share                                  $   0.14              $  0.10
                                                            ========              =======